UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2008
PEERLESS SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-21287 (Commission File Number)	95-3732595 (I.R.S. Employer Identification No.)

2381 Rosecrans Avenue El Segundo, California (Address of principal executive offices)	90245 (Zip Code)
(310) 536-0908
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On May 22, 2008, Peerless Systems Corporation (the “Company”) notified The Nasdaq Stock Market (“Nasdaq”) that, upon the effectiveness of the resignation of Louis C. Cole from the Board of Directors and the Audit and Nominating and Corporate Governance Committees on May 22, 2008, the Company would no longer be in compliance with Nasdaq Rule 4350(d)(2)(A), which requires each listed company to have an audit committee of at least three “independent” (as defined) members.
     Nasdaq’s rules further provide that, if a listed company fails to comply with the audit committee composition requirement under Rule 4350(d)(2)(A) due to one vacancy on the audit committee, the company will have until the earlier of the next annual meeting of stockholders or one year from the occurrence of the event that caused the failure to comply with this requirement; provided, however, that if the annual meeting of stockholders occurs no later than 180 days following the event that caused the vacancy, the company instead will have 180 days from such event to regain compliance.
     On June 2, 2008, the Company received a letter from Nasdaq confirming that (i) the Company is not in compliance with Nasdaq’s audit committee composition requirement under Rule 4350(d)(2)(A), and (ii) the Company has until the earlier of the next annual stockholders’ meeting or May 22, 2009 to regain compliance or if the next annual stockholders’ meeting is held before November 18, 2008, then the Company must evidence compliance no later than November 18, 2008.
     Assuming the Company’s next annual meeting of stockholders is held on August 8, 2008 as scheduled, the Company will be required to appoint at least one additional independent director to the Audit Committee to fill the vacancy caused by Mr. Cole’s resignation by November 18, 2008 or face possible delisting from Nasdaq.
     The Board of Directors intends to appoint one or more independent directors to the Audit Committee before the end of this cure period.
     On June 6, 2008, the Company issued a press release announcing the receipt from Nasdaq of the letter of non-compliance. A copy of the press release is attached as Exhibit 99.1 to this Report.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description

99.1	Press release dated June 6, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEERLESS SYSTEMS CORPORATION
Date: June 6, 2008	By:	/s/ Richard L. Roll
Richard L. Roll
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release dated June 6, 2008.